EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Summit Networks Inc. (the “Company”) on Amendment Number 2 to Form S-1/A of our report dated September 19, 2014, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Summit Networks Inc. as of July 31, 2014 and for the period from July 8, 2014 (inception) to July 31, 2014, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Jimmy P. Lee  CPA PC

Jimmy P. Lee  CPA PC

Astoria, NY

November 26, 2014